EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
January 24, 2018, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Fourth Quarter 2017 Earnings Call
January 24, 2018 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the LegacyTexas 2017 Earnings Call and Webcast. All participants will be listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Scott Almy. Please go ahead.

Scott Almy
Thanks, good morning, everyone, and welcome to the call. Before getting started, I’d like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available online including our Safe Harbor statement on Slide 2. For those joining by phone, please note that the Safe Harbor statement and the presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I’m joined this morning by LegacyTexas’ President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we’ll be happy to address questions you may have as time permits.

And with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, thank you all for dialing into the call this morning. Mays and I will be concise in walking you through our slide deck and then open up the call to entertain your questions.

The fourth quarter was a solid but noisy quarter for the company. We had a deferred tax write-down related to corporate tax reform and a write-down resulting from a new appraisal on an OREO asset. The deferred tax asset cost us $13 million or $0.29 per share. While fourth quarter loan growth was muted by significant loan payoffs and some delayed loan closings, our warehouse business was particularly strong for the entire fourth quarter and our average loans held for investment for the quarter was very strong at $208 million.

On the deposit front we allowed about $130 million of our highest cost, high beta deposits to run-off and largely replaced them with non-interest bearing deposit growth of $107 million. With that background, let’s walk through the slide decks starting on page four.

GAAP net income for the quarter totaled $14.7 million, which included a $13.5 million increased tax expense related to our deferred tax asset. Net of this tax expense, core net income was $28.2 million or $0.60 per share. Full year core net income totaled $102 million. While loans held for investment for Q4 grew only $32 million, our average loans held for investment in Q4 grew by a very strong $208.6 million and fueled a 7 basis point increase in net interest margin to 3.78%. Core efficiency ratio for the year was 45.17% and core ROA for the year was 1.18%. We also mention on Page 4 our estimated effective corporate tax rate for 2018 is 20%, which should drive a nice increase in future earnings.

Turning to Page 5, I note our total deposit growth was muted by about $130 million decline in high cost financial institution deposits. While these higher cost deposits declined, we are beginning to see the impact of our efforts to grow non-interest bearing deposits, which grew by $107 million in the quarter and now represent 24.2% of total deposits versus just 21.7% at year-end 2016. On a year-over-year basis, non-interest bearing deposits grew nicely at 18.2%. Core net income was down slightly compared to Q3 but increased 11.3% over the fourth quarter of last year.

Slide 6 shows our year ended on December 31, 2017 versus 2016. Gross loans held for investment were up 9.6%, total deposits up 16.3%, non-interest bearing deposits, as I mentioned, up 18.2%, and core EPS was up 5.3%. As stated previously, core ROA for the full year was 1.18% and our core efficiency ratio was 45.4%.

Looking at Slide 7, you can see we have a well-diversified and growing loans held for investment portfolio. In Q4 we experienced an unusually high level of loan payoffs and pay downs totaling some $171 million for the quarter, as well as some year-end closings which were delayed. This resulted in period end loan growth of about $32 million, whereas average loan growth for the quarter was $208 million. Loan growth for the year as I stated previously was $9.6 million.

Slides 8 and 9, our energy lending book of business. Outside of two midstream borrowers, the portfolio is almost exclusively reserve-based loans with 51% reserve-based loans consisting of crude oil reserves and the remainder in natural gas reserves. Geographically the portfolio is well diversified and some 67% of the portfolio is backed by private equity firms. As you could see on Page 9, the weighting of the portfolio has trended to direct versus syndicated deals as now only 31% of the portfolio is syndications purchased. At year end the portfolio totaled $547 million, down $7 million from Q3 and down $19 million from year end 2016.

Slide 10 recaps our Houston CRE portfolio, which continues to perform very well. The total Houston CRE portfolio is $467 million versus $457 million in Q3 and $469 million a year ago. Within the CRE portfolio we have $83.5 million in the energy corridor. The portfolio is 38% multi-family, 36% office and 26% retail and other. Debt service coverage ratios for the portfolio remains strong at 1.52 times overall and 1.42 times in the energy corridor.

Since we’re talking about Houston, enough time has passed now since Hurricane Harvey in late August that we can now confirm our earlier thoughts that the hurricane had no meaningful impact on our Houston loan exposures.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Turning to Page 11, you will see what Kevin mentioned. While overall quarterly deposit growth of $7.3 million was rather unimpressive, we successfully began the process of replacing high cost, high beta correspondent deposits with low priced, low beta core deposits.

Non-interest bearing deposits grew $106.6 million or 7%, and interest bearing demand deposits grew at 39.7%, or 15.7% for the quarter. Year-over-year non-interest bearing deposits grew $251.7 million or 18.2%, ending the year at 24.2% of total deposits. We reduced our correspondent deposit balances by approximately $130 million during Q4. Our cost of deposits including non-interest bearing demand deposits increased to 64 basis points in 2017, up from 43 basis points in 2016.

Slide 12 shows net interest income for the fourth quarter of $80.2 million an increase of $1.2 million linked quarter and $6.1 million higher than fourth quarter 2016. Year-to-date, net interest income grew 10.3% to $311.4 million for 2017. Net interest margin was 378 compared to 371 linked quarter and 368 for the same quarter last year.

Slide 13 shows that while our efficiency ratio for the year ended December 31, 2017 continued to improve to 45.38% from 47.3% in 2016, we did experience a slight increase in our quarterly efficiency ratio from 45.8% in Q3 to 46.7% in Q4. This increase was primarily a result of a decrease in non-interest income. This decrease was driven by the $3.9 million write-down on a foreclosed property, as well as a decrease in income on our non-warehouse mortgage-related businesses, $541,000 decrease in title company premiums and $426,000 decrease in gains on originated mortgage loans. Net interest income was $80.2 million and core non-interest income, which excludes one-time gains and losses from securities and other assets was $6.9 million for the quarter.

Non-interest expense was $40.7 million for the quarter.

Turning to Slide 14, you will see our non-performing assets increased $17.5 million for the quarter to $94.4 million, where our total classified assets including foreclosed assets decreased $17.9 million for the same period. We had net charge-offs of $2.6 million and booked a $3.7 million provision for credit losses for Q4 ‘17. Our allowance for loan losses grew to $71.3 million at December 31, 2017 compared to $64.6 million at December 31, 2016. We ended the quarter with the allowance for loan loss equal to 1.14% of total loans held for investment excluding acquired and warehouse purchase program loans. As of December 31, 2017 the allowance allocated to our $547.1 million energy loan portfolio was $20.7 million while the allowance allocated to our $38 million corporate healthcare finance portfolio was $3.4 million.

Slide 15 shows a strengthening of our capital position at December 31, 2017. I will highlight here that our Basel III Tier-1 common ratio is estimated at 9.4%. We ended the quarter with 8.8% TCE to total assets and a 9.2% Tier-1 leverage ratio.

Operator, with that being the conclusion of our prepared remarks, let’s go ahead and open up the line for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Brad Milsaps with Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, good morning.

Kevin Hanigan
Good morning, Brad.

Brad Milsaps
Kevin, I’ll maybe start which is the outlook for loans, maybe both for held for investment, you obviously had a really nice quarter in the warehouse but just curious what your outlook is for both, the held for investment and the warehouse book.

Kevin Hanigan
Sure, thanks, Brad, let me cover the warehouse first. We were certainly surprised at the strength of the warehouse in Q4. On our Q3 earnings call we talked about it likely being down $150 [million] to $200 million and I think on average it was basically flat, down maybe $11 million; so it remained strong throughout the entire quarter. I will say it went in obviously to January strong, we start getting notable pay downs usually on the 19th or 20th of the month, that has occurred and it hasn’t rebounded off of those very much. So I’d say it’s starting off a little weaker, and I was seriously wrong last quarter about it because it was a lot stronger than it is but I do think much like the first quarter of ’17, this quarter will be down a bit. I’ll go with that $100 [million] to $200 [million], and we’ll try that again.

And I think this year could be more normalized, so where the second and third quarter end up really strong over $1 billion, again, and then the fourth quarter I would expect to be a little lighter. At some point the increase in rates and now the ten-year is starting to move, will impact the levels of refi volumes and refi still represents roughly 30% of the business, or at least our business and I think that probably holds true for most of the business. So I expect a good year but not as good as ‘17 in the warehouse.

When we get the loans held for investment, clearly the $32 million we posted in the fourth quarter was a disappointment. We got about $171 million of pay downs and payoffs and that compares to a normal average of about $90 [million], so it was pretty heavy, particularly in late November and December.

And then we had about $60 million of commercial real estate deals that got delayed, the last two weeks of December were unusually inactive. I don’t know whether it was the Monday holiday and people dragged it out a little longer or what it was, but those things actually did fund in January, so we got off to a good start this quarter. If we recap on what we think for the year, I’ll tell you exactly the budget calls for an 11% increase in loans held for investment.

Brad Milsaps
That’s helpful, maybe just one follow-up. Based on what you know now, notwithstanding an acquisition or something, do you think you’ll be able to manage to stay under $10 billion before the end of the year or do you think that based on what you see you’ll move across that some point late in the year?

Kevin Hanigan
Well, I’d like to tell you we’re not going to end the year at $10.1 billion. So if we don’t have an M&A deal announced, say by early June or May, you got to figure on six months of regulatory approval. Unless it was really something special and there are a couple of really something specials out there, we would elect to defer that, end the year at $9.9 billion by managing the balance sheet, and go into ‘18 and close whatever M&A deal we might have on the hopper and into ‘18 would be the preferable alternative.

What that means for us since the Durbin amendment interchange fees is activated by year end number; interchange fees for us pretax were $5.2 million of the Durbin impact of that. So if we can push that off for another year, Brad, that’s $4 million of after-tax earnings at our new tax rate at 20% that we can carry for another year into ’19. So we’re really focused on that $10 billion number, we want to crash through it and say get to at least 11.5 or 12 or stay just below it and that will be active management between our M&A pipeline and where we stand going in towards the middle of the year.

Brad Milsaps
Great, thank you, guys.

Operator
Our next question comes from Brady Gailey with KBW. Please go ahead.

Brady Gailey
Hi, good morning, guys.

Kevin Hanigan
Hi, Brady.

Brady Gailey
So it’s nice to get the lower tax rate of 20%, a lot of companies have been talking about how much of that will drop to the bottom line, they’re increasing comp and maybe throw a little more spending in the expense space. How do you think about how much of the tax benefit will actually drop to the bottom line for you guys?

Kevin Hanigan
We have most of it dropping to the bottom line in our budget. We did, like many other companies, do something for our employees, It will actually arrive in their paychecks on January 31, but for everybody in the company who made less than $100,000 we gave them a $1,000 onetime bonus. And we’ve got some part-time employees, Brady, and we took the minimum wage from $11 to $15 for those folks so that minimum wage increase is going to be baked into our run rate going forward. There are about maybe 75 employees affected by that and it’s maybe $350,000 for the year, so on a quarterly basis it’s not a lot but I can tell you upon the announcement of that news, our employees really had an extra bounce in their step and every penny of it was well worth it.

One last thing on that, Brady, look, we’re watching carefully, we’re into 25 days of the new tax reform and just over a month since it’s been announced, it will be interesting to see how we as an industry react to that. There is always a possibility of us chasing yields down with this newfound potential equity we have, hopefully that will not happen, we didn’t budget for that to happen. So outside of the money we passed on in the form of minimum wage, we dropped the rest of that to the bottom line.

Brady Gailey
And then Mays, I know the core margin you were calling for 375 in the quarter which you basically hit. How are you thinking about how the core margin will trend as we head into 2018?

Mays Davenport
At the risk of sounding like a broken record over the last few quarters, I’d say we’re probably still in those mid-370 range. As you saw we did a pretty good job of increasing our non-interest bearing deposits and if we can continue that, you’ll obviously see that drop in the bottom line. So if you look at our asset sensitivity model, we are slightly asset sensitive and more or so now that we’ve reduced some of those corresponding deposits. So as long as we can keep on that trajectory I see it staying mid-370s, we can probably see it a kick up a little bit above that if we continue to have success with the non-interest bearing deposits.

Brady Gailey
And on your asset sensitivity, any feeling like if we get a 25 basis point rate hike what the impact will be to your margin?

Mays Davenport
Overall, it really is-a 25 basis point increase really doesn’t have -it might be a basis point, it’s not anything material, just one drop or one increase. It’s really up 100, up 200 when you really start materially seeing an impact to our net interest income.

Brady Gailey
Thanks for the color, guys.

Operator
Our next question comes from Michael Rose with Raymond James. Please go ahead.

Michael Rose
Hi, guys, how are you? Good morning.

Kevin Hanigan
Good morning, Michael.

Michael Rose
I just wanted to drill down a little bit into the loan growth outlook that you just gave. What impact is this energy play, what are your expectations for pay downs which obviously were a little high this quarter and maybe where do we stand with the healthcare portfolio at this point? Thanks.

Kevin Hanigan
Look, I think energy has rebounded and most of our clients outside of a handful or less than a handful at this stage of the game are doing pretty well. I will say at the margin as we’ve looked back on where some credit issues have occurred, they’ve generally been larger syndicated deals and/or high hold positions, so we’re managing that in both our corporate banking group where healthcare was housed and in oil and gas.

So, whereas in the past we might have had a credit or two where we had a $40 million hold on oil and gas, you’re not going to see that out of us anymore. I look back at the last five deals we did in oil and gas in the second half of ‘17 and the average commitment size was $9.5 million, so it’s way off our normal which if you go back in the ‘16 was more like $16.5 million was our average commitment size. So, smaller hold positions for us, we’ve always said we scale hold positions to loss given default in an asset class and since we’ve had loss given default there, we’ve scaled back.

So, I don’t expect really meaningful growth. This year it was off $19 million year-over-year, it’ll probably grow some because we’ve got a pretty robust pipeline. But, we’re being more selective and we’re dealing in slightly smaller deals than we have-well, not slightly, almost half the size of deals that we’ve normally done. So it’ll add but I don’t look for that to be the big driver of it.

Healthcare, as you all know, we started that group in June of ‘15 and shut it down after the first quarter credit event. So, we shut it down in March of ‘17. It peaked at $85 million after the first quarter event where we had that charge-off. We ended Q1 at $60 million and I said we would gradually work our way out of that as things came up for renewal. We’ve done that, we’re down to $35 million in that portfolio, obviously not originating anything new. So, it’s coming down as expected. I think it’s going to take a while to get out. There was one more that we’re working our way out of, maybe in the next couple of months, that’s $17 [million] of that $35 [million]. So, let’s say another half of that should be gone by June.

Michael Rose
Okay, that’s helpful. And then maybe as a follow-up, you’ve talked a little bit more about M&A, Kevin, more recently and specifically in the Houston market. We’ve seen some deals in Texas but just wanted to get your overarching thoughts and what you’re seeing out there on the M&A landscape. Thanks.

Kevin Hanigan
Yes, thanks for the question. I’d say more active conversations in all phases of M&A for us, whether that’s bucket one where we’re looking to buy somebody, and I have poked around Houston and then slowed that effort down after the hurricane to see how it played out. And I think, look, it didn’t impact us much and I don’t think it’s impacted anybody much, we’ll see how the rest of earning season goes. There has been a couple of discussions, although I would call them very periphery in terms of MOE kind of activity. And then, look, we’re a valuable property and we’re in a great state and a great part within the state. So across the spectrum of all three of our buckets, I’d say there’s more conversation than there’s ever been.

Michael Rose
Okay, thanks for taking my questions.

Operator
Our next question comes from Brett Rabatin with Piper Jaffrey. Please go ahead.

Brett Rabatin
HI, good morning, Kevin, Mays. I wanted to talk about the DDA growth and I know you’ve been focused on growing that and I assume that’s largely a function of the insurance group. I was just curious if that is a start of a trend or if those guys were affected in getting a large portion of what they can do done in the fourth quarter or maybe just some thoughts on if that number could continue moving higher like it did in 4Q.

Kevin Hanigan
Look, I said in the Q3 call expect meaningful results in Q4. We had a few things teed up, obviously that I knew about that I was highly confident we’re going to pull through. I did not expect $107 million. And out of that $107 [million], I’m going to call $65 [million] of it sticky and real, and I think another slug of that was year end one-off kind of things. As part of the loan pay downs, we had a couple of clients out of our middle market group who have been long-time clients selected to sell their business and some of them parked some DDA money here over the year end, and I expect some of that to move out.

So I’ll call $65 [million] of the $107 [million] sticky. I’d like to replicate it this quarter, I think we’re probably more like $40 [million] or $50 [million] because we don’t have as much teed up. The insurance group does play a part in that; our mortgage warehouse is participating in that effort as well. This is largely driven at this stage of the game, Brett, by the change of incentives we made in August that we talked about in Q3.

We also talked about installing this new treasury management platform, the new WizBang platform, it’s called Bottom Line. That’s not installed yet so we still have that to look forward to but I think we get that installed guys in early June or July, and then we’re going to do some testing on it with a small amount of clients before we roll it out on a larger scale just to make sure that it is as tight as we need it to be. So when that kicks in, I think we begin then to really accelerate the DDA growth, but pleased with where it is now. We’re working on a few things to continue the trend. What we’re really trying to do is-I don’t want to call it, remember how I used to refer to the mortgage warehouse business as a drug, you could ramp it up just as much as you want, it was really easy to go out and get financial institution deposits, when you’re paying 25 bps above what the Fed’s paying and that’s been the market for that.

We ended up at a peak of about $500 million of that asset class, 100% beta and some of the highest cost funding in the bank. We want to moderate that down. It was down $130 million at year end and we want to replace it with obviously lower core fundings, either through with some CD offers we’ve got in the marketplace or through this DDA growth. It’s a drug you really don’t want to get hooked on and we’re trying to moderate down that $500 million, knowing probably if we just want to maintain the right thing, we’ll get it if we have to.

Brett Rabatin
Okay, that’s great color on that. And then, just wanted to go back to the commentary around the loan pay-offs. How much of that, in your estimation, is just a function of the flatter yield curve in the permanent market or can you give us some color maybe on why the payoffs were a little higher in the fourth quarter?

Kevin Hanigan
I wish, Brett, I could point to something that says that it’s because of this but I don’t have a “it’s because of this.” We’ve had one or two other quarters that were $140 [million], $150 million quarters, and we didn’t have a thing to point to them, this one outdid that one at $171 million. We did have a couple of clients exit their businesses. They made a lot of money, both clients that exited were customers of ours back in the Highlands day, so we were banking these guys back in 2012. They both had tremendous runs and the families decided to cash out. Look, we applaud things like that happening; we love to see our customers make money. So, a couple were one-off; hey, we’re going to sell our businesses.

Brett Rabatin
Okay. Great, appreciate the color.

Kevin Hanigan
You bet.

Operator
Our next question comes from Matt Olney with Stephens Inc. Please go ahead.

Matt Olney
Hi, thanks, good morning, guys.

Kevin Hanigan
Good morning. How are you?

Matt Olney
I’m great. I want to go back to the discussion about operating expenses and in light of the comments and the press release about outsourcing certain segments, and then increasing some employee salaries, can you just talk about your outlook for the operating expense growth in 2018?

Mays Davenport
Yes, especially the first quarter we’re going to see-we’ve budgeted 3% across the board, raises, so you see that come into effect in the first quarter. You have the tailwinds or the headwinds of payroll taxes starting over. We really do think though once-we had an overlap of the outsourcing of the employees of the IT with some employees still on before we actually were able to fully transition to the outsource. So I think you had a little overlap in Q4 whereas in Q1 you really shouldn’t see that.

So our model showed it was pretty much a push at outsourcing that group. So, you continue to see a little bit of decrease of employee numbers or dollars related to that, so I don’t see that having a big impact on Q1 or really 2018 as a whole outsourcing. That was really just a Q4 when we had an overlap before we get it fully outsourced.

Having said that, Q1 is also going to have $700,000 or $800,000 expense in there for this onetime bonus that we gave our employees, so that will be a little bit of noise in Q1. I’ve always talked about our expenses in terms of efficiency ratio of we’re in the mid-40s, 45, give or take and I could see that going up to 46 but I don’t see that as being going much over 41, 41.5 at that or maybe up to 42 but nothing above that.

Kevin Hanigan
In terms of expense run rate now.

Mays Davenport
Yes, for the quarter. But the outsourcing, I don’t see that being a big impact in Q1, it was more of a Q4 issue.

Kevin Hanigan
And the outsourcing was largely in IT and we were transferred-it’s about a wash in dollars but much more scalable. The outsourcing firm can scale a lot easier and a lot more efficiently than we can. It’s still early in the game but it’s working out really well for us. IT performance is probably better than it’s ever been and now we’re more scalable and more efficient about it.

Matt Olney
Understood, that’s helpful. And then switching over to the credit trends, looks like the classified performing loans decreased but the NPLs increased. Can you just go over some of the migrations that you saw in the fourth quarter?

Kevin Hanigan
Let’s go through that and it was a little disappointing and I’m also a little disappointed we didn’t clean up about $35 million worth of oil and gas deals I thought we might get done in the fourth quarter. Still deep in the weeds on those and hopefully very soon we get the progress we were looking for.

At this stage of the game, I’m going to say we’ve ring-fenced our credit problems. They center in healthcare and we had a healthcare credit migrate, so that’s what caused the uptick in NPAs. We have a grand total of three healthcare credit swap, that $35 [million], $36 million is three credits; two of them were NPAs. So that total is $21 million on the healthcare side. In energy we’ve got four names, it’s six notes but just four names and that’s $58 million. So, between energy and healthcare that’s roughly $80 million of our $94 million of NPAs. And the way I’d say ring-fenced is we’re not originating anymore healthcare deals. The one that is a pass credit is a solid pass credit, it’s about $17 million, $18 million. The four energy deals totaled $58 million. The rest of the portfolio in energy is recovering really nicely, it’s been a little asymmetric in terms of recovery with oil, companies recovering faster because gas stayed down below $3 for a while and now with the cold weather has rebounded back up.

So when I just look at NPAs, again, $80 [million] of $94 million are ring-fenced between a recovering business, oil and gas, the four names there that didn’t recover, and healthcare and that would be priority number one for the board, for Kevin, for the executive management team and our talented workout group in 2018 is to clean that up.

Outside of that ring-fencing, when we think about the other $14 million worth of NPAs, across the remaining $6.1 [billion], $6.2 billion of assets we’ve got, that’s very manageable. When I look at those, we’ve got a middle market portfolio outside of energy that’s $1.5 billion, and we’ve got a total of $4 million of NPAs. That’s not so bad, that’s actually pretty good.

In commercial real estate it’s a $3.2 billion portfolio with $4 million of total NPAs, and in consumer it’s a $1.2 billion portfolio, highly, highly granular with $6 million of NPAs. So that gets you the remainder of it, that’s very manageable. And, we just have to work on what we’ve got ring-fenced, and I think you will see some meaningful progress on that soon.

Matt Olney
Okay, that’s helpful. Thank you, guys.

Operator
Our next question comes from Michael Young with SunTrust. Please go ahead.

Michael Young
Hi, Kevin. I wanted to focus on some of the tax-related impacts, maybe across the business. First, starting with-I heard your comments obviously about the risk of repricing due to the lower tax rate but I was curious about your specific pricing model. Does it focus on bottom line figure or pretax figure and do you anticipate making any adjustments there?

Kevin Hanigan
We do not. It is our intention, and I hope the rest of the industry follows, to do what we’ve done and price like we’ve always priced because if this becomes what I don’t want it to become, everybody ends up having to participate and chase deals and we give some of this back. I’d say we’re just watching it; we’re early in the process. As I just think about things from an economic standpoint and I’m not the right guy to talk about the global economy, here I sit at a small bank in Dallas and very concentrated in Dallas but everything I hear and read says the global economy is recovering and doing really well.

US economy is doing well, and we’ve got now the tailwinds of regulatory reform, not only for banking but for a lot of industries and taxes. So, around town and I’m sure across other places across the US, business folks are pretty energetic, so I think that bodes well for the US. It bodes well for Texas because not only do we have a regulatory reform and tax reform helping businesses out but we’ve got a recovering oil and gas business which is important to our state, not all that important to Dallas but important to our state.

So, I think we’ll see whether this enthusiasm results in increased growth and if it is, we’re in a good place to take advantage of the growth. We set our budget before tax reform was done at 11%, we held at 11% after. We’re just going to watch it as closely as we can and I probably can make more meaningful commentary on it in Q2 or Q3.

Michael Young
Okay, great. And maybe just looking across the different businesses, particularly energy, CRE and C&I, do you expect any specific differentiation across those businesses in terms of how people may react to the lower tax rate, whether it’d be CRE, people cashing out or extra demand in the energy patch to go ahead and do some cap-ex?

Kevin Hanigan
I think, look, we had our Christmas party with customers right before tax reform, but it was a big topic and there was a lot of enthusiasm in the room. A lot of folks in my opinion have held off some longer term cap-ex spending for fear of not knowing how to model what taxes were going to do and now they can model it. We’ll see if they pull through and this picks things up.

One of the things I’m actually encouraged by is the number of companies that are passing on some of the tax benefit to their rank and file employee group as we did. Those are folks who are actually going to spend the money, and that will end up getting back into the economy and I think it’s a great thing. It’s just too early to see and make any bold predictions about how it’s going to play out. We’re evaluating, we’re watching, we’re taking note, we’re keeping track but we’re not ready to step out because of it.

Michael Young
And then one last one if I could, just, again, the lower tax rate, would that provide any benefit to any of the beleaguered credits that you are working out or anything that might be in the early stages or is it more structural issues for them?

Kevin Hanigan
No, it won’t be much benefit, it’s more structural in the cases we have here. In the oil and gas four names, they’ve got slight recoveries but what they fail to have is enough liquidity to drill, and normally folks that are recovering are back to drilling because they’ve got private equity or some other form of liquidity to get back to drilling and building reserves rather than depleting reserves. These four names just don’t have the money to drill and we’ve got multiple game plans on each of them. In some cases game plan one is working just fine and in other cases we’ve had to go to game plan two.

I’d just reiterate; number one focus of the company in 2018, we want to grow, we want to keep our top quartile metrics across the board. We want to fix credit is number one. This $94 million with most of it ring-fenced, we’ve got to fix these six names. And when I put it in the context of this, it’s just six names to deal with, it becomes very manageable.

Michael Young
Okay, thanks.

Operator
Our next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks, guys, good morning.

Kevin Hanigan
Good morning.

Gary Tenner
Most of my questions have been answered at this point but just as it relates to the enhanced earnings from tax, your payout ratio looks like it is closer now to 20% than 30%, and I know your number one priority of course is M&A and using the capital for growth. But, how do you think about capital management now with the incremental earnings flow?

Kevin Hanigan
Thanks for the question, Gary. We haven’t changed our view of capital management. Again, I think it’s too early to-we want to see how things play out before we make any bold changes. We’re always thoughtful about our capital and we’ll always be thoughtful about it. Number one in our mind is always to support our organic loan growth. M&A is important when you’re sitting here at $9 billion or roughly $9 billion and you’ve got $10 [billion] in front of you, you’ve either got to do it or not do it, delay it or get it done soon.

And repurchases, we’re opportunistic about it, we’ve been opportunistic in the past. We use repurchase versus M&A as a push-pull in terms of earn-backs on those two asset classes. The dividend payout ratio, which has historically been about 33%, 35%, Gary, we signaled after our planning conference a year and a half ago that we’re going to moderate that back. We had just issued sub-debt to support growth and it didn’t feel right to be issuing sub-debt to in an essence as part of that being how we pay our dividends.

So, we said we’re going to moderate it down and just grow the dividend a penny a year. We’ll evaluate all that stuff over the course of the next couple of months, and when appropriate-and if we make some changes, we’ll talk about it at that time but we’re just in an evaluation mode.

Gary Tenner
Great. And Mays, when you were running through the specific reserves for energy and healthcare, I didn’t catch the energy dollar. Can you give us that again?

Mays Davenport
You’re talking about the amount that was specifically related to energy, $20.7 million.

Gary Tenner
Thank you.

Operator
As a reminder, if you have a question, please press star then one. Our next question comes from Jesus Bueno with Compass Point. Please go ahead.

Jesus Bueno
Hi, thanks for taking my question. Just quickly on the fee income line, you called out the REO loss but on the appraisal, if you could just provide some color on that and a little more detail on the other items, I guess ex that, it also looked like it was down slightly. But my question is, should we expect a rebound in fee income as we progress into the first quarter?

Mays Davenport
I think you should overall. There was about a $1 million impact in Q4 related to what I called our mortgage non-warehouse related businesses, so our title business and our loan origination business. I think you’re still going to continue to see some softness seasonally on those in Q1, so I don’t necessarily see those reversing in Q1. I think going into Q2, Q3 those will pick back up and be strong. So I don’t see a complete rebound of those until Q2.

I’ll just also point out that in Q3, we had about $265,000 of revenue related to an investment management firm that we had a partnership with. We did end that relationship at the end of Q3. It netted us basically zero, so it was a zero or 100% beta or whatever or 100% efficiency ratio deal because it was not making us any money but it does impact that non-interest income and that won’t repeat. So, you won’t see a complete rebound in Q1 but I do see that moving back in Q2.

Kevin Hanigan
So that’s roughly $250,000 a quarter?

Kevin Hanigan
Yes. And we’ve ended our affiliation; it was-we’ve had it for a number of years and I think the year we made the most money out of it, we made like $25,000 for the year. So it just wasn’t a very efficient business model for us.

Jesus Bueno
That’s helpful, thank you. And if I could just ask another on deregulation, we’ve heard a lot of talk around the $50 billion asset threshold and there’s been some talk about some relief potentially for banks with over $10 million in assets. And I guess Durbin impact aside, could you remind us just what are the costs associated with crossing over and for argument sake if they want to make a change there would that make any impact on or it would have any impact on your current investments that you’re making in your infrastructure?

Kevin Hanigan
Yes, let me break it into two parts, the $50 million and above which they’re talking about raising the 200 and 250 and there seems to be bipartisan support for that. We hope that happens, I think that would spur an M&A boom in our business, which I think is needed. On the 10, we don’t hold out a whole lot of hope but in terms of our cost, I previously referenced the Durbin side of that which is $5.2 million of cost, and there is about another $2 million worth of cost related to DFAST and related stuff whether that’s systems or people.

So overall cost we’ve been seeing, call it $7.5 million pretax $5 million after-tax kind of numbers what we’ve been using. I don’t expect really [indiscernible]. I just don’t think that’s going to happen which is why we’re managing this $10 billion number so closely. If there is relief, it could come in the form of DFAST but if it came in the form of DFAST, I think what regulators are more likely to say is we think this is a best practices kind of thing and you should still do it, you don’t have to do the massive submissions to us any longer but we’d like you to do it.

So I think that other cost maybe comes down by a couple of people that might have been hired to do the submissions but the full $2 million additional money related to the DFAST side of this most of that still gets spent even if they give us relief at the $10 billion level. That’s just my opinion and that’s how we have budgeted it, and done our five-year forecast.

Jesus Bueno
Appreciate the answer. Thanks for taking my questions.

Operator
Our next question comes from Joe Stieven with Stieven Capital. Please go ahead.

Joe Stieven
Good morning, Kevin and Mays. All my questions have been answered, so we don’t have anything.

Kevin Hanigan
Great, appreciate you calling in.

CONCLUSION

Operator
That concludes our question and answer session. I would like to turn the conference back over to Kevin Hanigan for any closing remarks.

Kevin Hanigan
Thank you all again for joining us. Let me just recap 2017. It got off to a rough start as you know with our healthcare credit event in Q1. On that call we said we were confident we would recover and get our metrics back to the upper quartile of the business, and as I look across and we compare ourselves when we say the business to the KRX [ph] which is-as many of you know, we get compensated based on NIM, ROA, ROE and NPAs to assets. So on NIM, ROA, ROE and efficiency ratio we’re in the top 15% of banks in the KRX. So we did recover and we did a little better than just the top quartile across all those metrics.

We lag in NPAs to assets. I believe seriously we’ve got this ring-fenced because oil and gas is improving and healthcare, we’re just not originating anymore. We just got to get out of these six names and move on; that’s priority number one going into 2018.

Outside of all of that we’re pretty optimistic about 2018. We feel pretty comfortable with our 11% loan growth; the economy seems to be doing fine. I think we’ve got some tailwinds to the economy across the US, we got an extra tailwind in Texas with oil and gas recovering, and Dallas is just a fabulous place to be in the banking business.

So I’m really, really optimistic about our 2018; we’ve got some challenges ahead. This NPA stuff has moved slower than I’d like, we’re about to get that moving. More on that as we get out on the road here over the next couple of weeks, and we’ll keep you updated throughout our quarterly calls. For now I’d just repeat, thank you all for your interest in our company.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.